Exhibit 99.1

Depomed Reports First Quarter 2011 Financial Results

MENLO PARK, Calif., May 5, 2011 — Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the first quarter ended March 31, 2011.

Financial highlights for the quarter include revenue of $83.1 million, net income of $98.8 million, or $1.77 per diluted share, and cash, cash equivalents and marketable securities of $157.8 million. Net income for the quarter is primarily attributable to one-time license and milestone revenue of $62.3 million and a one-time gain of $40 million.

“With the approval and reacquisition of Gralise in the first quarter, Depomed is off to an excellent start in 2011.  The results we achieved in the quarter position us well to launch the product later this year in a manner that optimizes the return to our shareholders,” said James A. Schoeneck, Depomed’s president and chief executive officer.  “Our pipeline is promising, with menopausal hot flash product candidate Serada® completing Phase 3 enrollment in the first quarter and top-line results expected by the end of this year.  We are pleased to add a potential revenue stream from Boehringer Ingelheim to our portfolio of technology collaborations that already includes Merck, Janssen and Covidien,” Mr. Schoeneck added.

Financial Results

Revenue for the first quarter of 2011 was $83.1 million, compared to $15.4 million for the first quarter of 2010.  Revenue and net income for the first quarter of 2011 reflected the following one-time items:

•                  Recognition of a $48 million development milestone payment from a former licensee triggered by the January 2011 FDA approval of Gralise TM (gabapentin), the company’s once-daily treatment for postherpetic neuralgia;

•                  Acceleration of $11.3 million of license revenue resulting from termination of the company’s Gralise license agreement in March 2011; and

•                  Recognition of a $3 million sales milestone payment under the company’s Glumetza® (metformin hydrochloride extended release tablets) promotion agreement with Santarus, Inc.

•                  Revenue for the quarter did not include a one-time gain attributable to a $40.0 million settlement payment received in March 2011 from the company’s former Gralise licensee.  The gain on settlement has been classified within income from operations under costs and expenses, and had the effect of reducing costs and expenses for the quarter.

Glumetza product sales increased by 22% to $15.3 million for the first quarter of 2011, compared to $12.5 million for the first quarter of 2010.  Associated promotion fee expense under the company’s Glumetza promotion agreement with Santarus was $10.3 million for the first quarter of 2011 and $8.9 million for the first quarter of 2010.

Net income for the first quarter of 2011 was $98.8 million, or $1.77 per diluted share, compared to a net loss of $3.8 million, or $0.07 per diluted share, for the first quarter of 2010.  Net income for the first quarter of 2011 was primarily attributable to the settlement payment and milestone and license revenue described above.

Research and development expense for the first quarter of 2011, as well as for the same quarter in the prior year, was flat at $5.2 million.

Selling, general and administrative expense for the first quarter of 2011 was $17.5 million, compared to $12.4 million for the first quarter of 2010.  Selling, general and administrative expense includes the Glumetza promotion fee expense described above.

Cash, cash equivalents and marketable securities were $157.8 million as of March 31, 2011, compared to $76.9 million as of December 31, 2010.  Cash, cash equivalents and marketable securities as of March 31, 2011 do not include the upfront license fee from Boehringer Ingelheim, which was paid in April 2011.

First Quarter 2011 and Recent Business Highlights

•                  FDA approval of Gralise (gabapentin) once-daily tablets for the management of postherpetic neuralgia (January 2011)

•                  Receipt of a $48 million milestone payment from former licensee on FDA approval of Gralise (February 2011)

•                  Reacquisition of Gralise with $40 million settlement payment (March 2011)

•                  Non-exclusive license of extended release metformin technology and Glumetza data to Boehringer Ingelheim providing for $10 million upfront licensee fee (March 2011)

•                  Completion of enrollment in Breeze 3, our pivotal Phase 3 trial evaluating Serada for the treatment of menopausal hot flashes (March 2011)

•                  Availability and resupply of 500mg Glumetza (January 2011)

•                  Achievement of a $3 million Glumetza sales milestone from Santarus, Inc. (January 2011)

•                  Successful Phase 1 trial of a twice-daily formulation of DM-1992 in Parkinson’s patients (February 2011)

•                  Appointment of James A. Schoeneck as President and CEO (April 2011)

Conference Call

Depomed will host a conference call today, Thursday, May 5, beginning at 5:00 p.m. ET, 2:00 p.m. PT to discuss its results.  The conference call will be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com.  Access the website 15 minutes prior to the start of the call to download and install any necessary audio software.  An archived webcast replay will be available on the company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with one approved product on the market and another recently approved product.  GraliseTM (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN).  Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and promoted by Santarus, Inc. in the United States.  The company also has a robust pipeline including Serada®, which is in Phase 3 clinical development for menopausal hot flashes, as well as earlier stage candidates.  Depomed formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for controlled release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, http://www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Statements included in this press release that are not a description of historical facts are forward-looking statements.  These forward-looking statements include statements related to the launch and prospects for Gralise, the timing of the conclusion of the Breeze 3 clinical trial, and potential revenues from the company’s collaboration with Boehringer Ingelheim.  The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved.  The achievement of those plans and objectives involves risks and uncertainties including, but not limited to, risks and uncertainties related to the launch and market acceptance of Gralise; the company’s ability to enter into a successful commercialization collaboration for Gralise with a third party; results of clinical trials and other research and development efforts; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues:
Product sales	$15,311	$12,601
Royalties	165	88
License and collaborative revenue	67,625	2,671
Total revenues	83,101	15,360

Costs and expenses:
Cost of sales	1,635	1,481
Research and development expense	5,154	5,187
Selling, general and administrative expense:
Promotion fee expense	10,262	8,879
Other selling, general and administrative expense	7,241	3,550
Total selling, general and administrative expense	17,503	12,429
Gain on settlement agreement	(40,000)	—
Total costs and expenses	(15,708)	19,097

Income (loss) from operations	98,809	(3,737)

Other income (expense):
Interest and other income	79	94
Interest expense	(69)	(183)
Total other income (expense)	10	(89)

Net income (loss) before income taxes	98,819	(3,826)

Benefit from (provision for) income taxes	(2)	(1)

Net income (loss)	$98,817	$(3,827)

Basic net income (loss) applicable to common stock shareholders per common share	$1.85	$(0.07)
Diluted net income (loss) applicable to common stock shareholders per common share	$1.77	$(0.07)

Shares used in computing basic net income (loss) per common share	53,353,287	52,298,726
Shares used in computing diluted net income (loss) per common share	55,754,051	52,298,726

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	December 31,
	2011	2010
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$83,850	$22,526
Marketable securities	51,895	47,825
Accounts receivable	6,195	6,094
Receivables from collaborative partners	10,583	253
Inventories	3,465	1,571
Prepaid and other current assets	2,327	1,330
Total current assets	158,315	79,599
Marketable securities, long-term	22,045	6,537
Property and equipment, net	782	698
Other assets	197	197
	$181,339	$87,031
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	18,788	18,473
Deferred product sales	515	1,041
Deferred license revenue	11,506	10,665
Other current liabilities	443	635
Current portion of long-term debt	1,160	2,170
Total current liabilities	32,412	32,984
Deferred license revenue, non-current portion	23,954	30,926
Other long-term liabilities	—	15
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and surrendered, and zero shares outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock, no par value, 100,000,000 shares authorized; 53,653,030 and 52,957,787 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	194,404	191,343
Accumulated deficit	(69,489)	(168,306)
Accumulated other comprehensive gain	58	69
Total shareholders’ equity	124,973	23,106
	$181,339	$87,031

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

CONTACT:

Sheilah Serradell

Depomed, Inc.

650-462-5900

sserradell@depomed.com